Exhibit 99.1

AT&T OUTLINES STRATEGY, IMPACT OF INVESTMENT PLANS

FOR RELEASE: MONDAY, MARCH 3, 1997

     NEW YORK - Opening a two-day meeting with security analysts today, AT&T Chairman Robert E. Allen outlined the company's strategy, emphasizing plans to invest in its future and the near-term impact of those investments.

     "Now is the time for AT&T to invest in building its future, to clearly establish itself as a leader in a communications industry that's undergoing seismic changes that create unprecedented opportunities," Allen said.

     "In the short-term, the investments will put increasing strain on our financial performance. But the real goal is to create and sustain long-term value by meeting customers' fundamental communications needs," Allen said. "These investments put AT&T on a path for powerful growth, but there's no question that they will dilute earnings in the near term."

     Allen told analysts AT&T is moving decisively from a product-focused organization to a market- and customer- focused organization. "Customers increasingly expect combinations of services - ranging from familiar long distance and local service to wireless communications, advanced information services and electronic commerce," he said.

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     AT&T  President  John  Walter  said,  "our  future is far more than  simply entering a new segment of the business. We're committed to developing tailored, targeted offers that integrate stand-alone services. That is the core of our strategy."

     Walter said AT&T's top priority is to create value for shareowners by "fixing our problems, strategically growing revenue, decisively cutting costs, delivering with speed and investing wisely."

     As AT&T builds for the future, Walter said, "we're committed to $5.00 to $6.00 per share of earnings in five years; as we aggressively operationalize our strategy and relentlessly focus on cost and execution, I am confident we will reach that target."

     He explained that the company's new organizational structure is designed to sharpen its focus on customers, speed decision-making, clarify accountability for results and instill a sense of ownership in all employees. In addition, Walter said the company is changing its management compensation structure to align rewards with shareowners' priorities. "Compensation will be more directly tied to business performance metrics, with stock-ownership targets for senior management," he said.

     "AT&T sees enormous opportunities in the future," Walter said. "And our core business is healthy, with leading positions in long distance, data communications, wireless services and pure Internet access. However, the consumer segment of our business remains under increasing competitive pressure."

     Walter said the company's core long distance and traditional wireless services businesses in 1996 earned approximately $4.06 per share. But he said the company's 1996 earnings were diluted approximately 59 cents per share by spending on growth initiatives, such as the company's entry into local and on-line services; international ventures; outsourcing and solutions offers for large business customers; and new wireless markets. As a result, AT&T's 1996 reported earnings were $3.47 per share.

     Subject to the impacts described below, Walter said, AT&T expects its core long distance and wireless businesses to produce earnings per share for 1997 in the range of $3.45 -- $3.75. The decline in core business earnings compared with 1996 is primarily a

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result of greater  depreciation  costs as a result of  significant  increases in capital spending during the past few years; higher cost of purchasing hardware and software at retail from the recently spun off Lucent Technologies, and the expected continuing competitive pressure on our consumer business.

     Walter said AT&T is increasing its drive to control costs and reach best-in-class measures by eliminating $2.6 billion of costs from the business over the next two years. Partial achievement of this program is reflected in the 1997 target earnings, although implementation plans are still being developed.

     The company said expenses associated with new growth initiatives could diminish AT&T's financial results from the core business by 75 cents to $1.00 per share in 1997 and are not reflected in the target core earnings range.

     In addition to these investments, if competitive pressures in the consumer business intensify - or new competitors such as the RBOCs enter during the year additional pressure will be put on earnings and the core range could be lower.

     Walter said that despite complex technology, regulatory, financial and marketplace demands, the company fully intends to "unleash the power of AT&T and play offense" by continuing to invest in growth initiatives and the infrastructure necessary for the changing industry environment. He estimated these investments would result in 1997 capital spending in the range of $8 to $9 billion.

     "We have already begun accelerating the spending for these initiatives and, along with the effects of continued pressure on our consumer business, we expect first-quarter earnings to be slightly below -- less than 10 percent -- the 76 cents per share we earned in the fourth quarter," Walter explained.

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This press release contains certain forward-looking statements,  which are based on management's beliefs as well as assumptions concerning future events. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are beyond the company's control, that could cause actual results to differ materially from such statements. For more information concerning such uncertainties and other factors, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as results of new information, future events or otherwise.